INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST
AMENDMENT NO. 1
TO THE VARIABLE RATE MUNI TERM PREFERRED SHARES PURCHASE
AGREEMENT, DATED NOVEMBER 1, 2017

This amendment (the “Amendment”), dated as of April 27, 2020, to the  Variable Rate Muni Term Preferred Shares Purchase Agreement, dated as of November 1, 2017 (the “Agreement”), by and between Invesco Municipal Income Opportunities Trust, a closed-end fund organized as a Delaware statutory trust, as issuer (the “Fund”), and Banc of America Preferred Funding Corporation, a Delaware corporation including its successors by merger or operation of law (“Banc of America” or the “Purchaser”), is entered into by and between the Fund and the Purchaser.

WHEREAS, the parties hereto are parties to the Agreement; and

WHEREAS, the parties hereto desire to amend the terms of the Agreement as provided for herein; and

WHEREAS, pursuant to Section 7.4 of the Agreement, the Fund and the Purchaser may amend provisions of the Agreement;

NOW THEREFORE, the Agreement is hereby amended as follows:

1. Article I “Definitions” is hereby amended by adding the following defined term in its entirety:
“Increased Rate” has the meaning set forth in the Statement.
2. Section 2.3 of the Agreement is deleted in its entirety and replaced with the following:
Additional Fee for Failure to Comply with Reporting Requirement or Registration Rights Failure.  For so long as the Purchaser is a Holder or Beneficial Owner of any Outstanding VMTP Shares, if the Fund fails to comply with the reporting requirements set forth in Sections 6.1(o) and 6.1(p) (except as a result of a Force Majeure Exception) and such failure is not cured within three (3) Business Days after written notification to the Fund by the Purchaser of such failure (a “Reporting Failure”) or a Registration Rights Failure occurs, the Fund shall pay to the Purchaser on the Dividend Payment Date occurring in the month immediately following a month in which either such Reporting Failure or Registration Failure (either, a “Failure”) continues a fee, calculated in respect of each Week (or portion thereof) during such month in respect of a Failure and beginning on the date of such Failure, equal to the product of (a) the Fee Rate, times (b) the aggregate average daily Liquidation Preference of the VMTP Shares held by the Purchaser during such Week or portion thereof, times (c) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs.  If such fee is an “other distribution” pursuant to the Statement, such fee shall be paid pursuant to and in accordance with the Statement, including Section 2.2(c) of the Statement. Notwithstanding the foregoing, in no event shall (i) the fee payable pursuant to this Section 2.4 hereunder for any Week plus the Applicable Spread on the VMTP Shares for such Week exceed an amount (exclusive of any Additional Amount Payment) equal to the product of (x) the Increased Rate, times (y) the aggregate average daily Liquidation Preference of the VMTP Shares held by the Purchaser during such Week or portion thereof, times (z) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; (ii) the fee payable pursuant to this Section 2.4 for any Week plus the amount of dividends payable at the Dividend Rate for the VMTP Shares for such Week exceed an amount equal to the product of (aa) 15%, times (bb) the aggregate average daily Liquidation Preference of the VMTP Shares held by the Purchaser during such Week or portion thereof, times (cc) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; or (iii) the Fund be required to calculate or pay a fee in respect of more than one Failure in any Week.
3. All references to the Agreement on and after the date hereof shall be deemed to refer to the Agreement as amended hereby, and the parties hereto agree that on and after the date hereof, the Agreement, as amended hereby, remains in full force and effect.
4. This Amendment may be executed in counterparts, each of which shall be deemed an original but together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST

By: /s/ Amanda Roberts
     Name:  Amanda Roberts
     Title:    Assistant Secretary

BANC OF AMERICA PREFERRED FUNDING CORPORATION

By: /s/ Michael Jentis
     Name:  Michael Jentis
     Title:    Authorized Signatory